U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2006

TUNEX INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

0-15369
(Commission File No.)

Utah	87-0416684
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

556 East 2100 South
Salt Lake City, Utah 84106
(Address of principal executive offices)

(801) 486-8133
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

Item 3.02.     Unregistered Sales of Equity Securities

Item 5.01.     Changes in Control of Registrant

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 23, 2006, Mr. Michael Woo Chi Wai entered into a Stock Purchase Agreement with Tunex International, Inc. (the “Company”), pursuant to which the Company sold 1,861,337 shares of the Company’s common stock, par value $0.001 per share, to Mr. Woo for an aggregate purchase price of $100,000, or $0.053 per share. Neither Mr. Woo nor any of his affiliates have any relationship with the Company or any of its affiliates other than in respect of the Stock Purchase Agreement. Following his purchase of the shares pursuant to the Stock Purchase Agreement, Mr. Woo became the holder of approximately 51% of the Company’s issued and outstanding shares of common stock. Mr. Woo used his own capital to purchase the stock. As used herein, the term capital includes sources such as banks and brokerage firm margin accounts. Before the execution of the Stock Purchase Agreement, the controlling stockholder of the Company was Edward Dallin Bagley.

In connection with the change in voting control, Larry R. Hendricks resigned from the board of directors of the Company, and Mr. Woo and Loo Pak Hong were elected to fill vacancies on the board. The current directors are Edward Dallin Bagley, Rudolf Zitzmann, Michael Woo Chi Wai, and Loo Pak Hong.

Mr. Woo, age 37, has more than eight years of experience in dealing with corporate finance and investment evaluation matters through working with a number of organizations. From 1996 to 1999, he was the Assistant Manager of the infrastructure projects department of China Construction Holdings Limited (a listed company in Australia, stock code CIH). From 1999 to 2000, he was the manager of infrastructure projects for China Toll Bridges & Roads Company (a listed company in Singapore, stock code CTBR). From 2001 to 2003, he was the investment manager of Asia Pacific Tobacco Company Limited.

Mr. Loo, age 54, was appointed as a director and as CEO of Axcan International, Ltd. in May 2004, which is a company based in Hong Kong engaged in the business of manufacturing and distributing medical devices. From June, 1998, to November, 2003, he was the General Manager of China Toll Bridge & Roads Limited (a Singapore listed company), and was responsible for the overall administration and accounting function of that company, including the handling of all finance-related matters such as financial and tax planning and financial forecasting. Mr. Loo is a Fellow of the Institute of Chartered Accountants in England and Wales and a Fellow of the Institute of Chartered Accountants in Australia. He holds a Master of Business Administration (MBA) degree from the City University, London.

As a negotiated element of the transaction, Tunex entered into a shareholder agreement with Messrs. Woo and Bagley that restricts the Company from issuing more than 3,600,000 shares of common stock, including rights or options to acquire common stock by purchase or conversion, during the period commencing on February 23, 2006 and ending on the earlier of (a) February 23, 2008, and (b) the date that is one-year following the date of the Company’s acquisition by merger, consolidation, stock exchange, or purchase of assets, of a business or businesses with total assets (as determined in accordance with generally accepted accounting principles in the Untied States) of at least $3,500,000. Also during that period the Company is restricted from implementing any reverse stock split or share consolidation, or any stock split or share dividend, or any recapitalization of the common stock.

As a negotiated element of the transaction, the Company granted to Edward Dallin Bagley an option to acquire all of the automotive service business of the Company in exchange for assumption of all liabilities pertaining thereto and 100,000 shares of the Company’s common stock. The option is exercisable by Mr. Bagley at any time on or before December 31, 2006.

Item 9.01.     Financial Statements and Exhibits

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref. No	Description of Document

10.1	Stock Purchase Agreement dated February 23, 2006

10.2	Shareholder Agreement dated February 23, 2006

10.3	Purchase Option Agreement dated February 24, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUNEX INTERNATIONAL, INC.

Dated: February 28, 2006	By:	/s/ Nick Butterfield
Nick Butterfield, Chief Executive Officer